THE PHOENIX EDGE SERIES FUND

POWER OF ATTORNEY

I, a member of the Board of Trustees of The Phoenix Edge Series Fund (the “Fund”), hereby constitute and appoint Kathleen A. McGah, Philip K. Polkinghorn and Jeanie Gagnon, and each of them singly, my true and lawful attorneys and agents, with full power to them and each of them to sign, for me, and in my name and in the capacities indicated below, any and all registration statements on Form N-14 relating to the reorganization of Phoenix Equity 500 Index Series, Phoenix Comstock Series, Phoenix Multi-Sector Short Term Bond Series, Phoenix Mid Cap Growth Series and Phoenix Mid Cap Value Series, each a series of the Fund, into Phoenix Growth and Income Series, Phoenix Growth and Income Series, Phoenix Multi-Sector Fixed Income Series, Phoenix Small Cap Growth Series and Phoenix Small Cap Value Series, respectively, each a series of the Fund, and any and all amendments thereto to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 and/or the Investment Company Act of 1940, hereby ratifying and confirming my signature as it may be signed by my said agents to any and all such registration statements and amendments thereto.

Witness my hand on the 26th of July, 2010.

/s/ Roger A. Gelfenbien	Trustee
Roger A. Gelfenbien

/s/ Eunice S. Groark	Trustee
Eunice S. Groark

/s/ John R. Mallin	Trustee
John R. Mallin

/s/ Hassell H. McClellan	Trustee
Hassell H. McClellan

/s/ Philip R. McLoughlin	Trustee and Chairman
Philip R. McLoughlin

/s/ Philip K. Polkinghorn	Trustee and President
Philip K. Polkinghorn